7961 SHAFFER PARKWAY
SUITE 5
LITTLETON, COLORADO 80127
TELEPHONE (720) 981-1185
FAX (720) 981-1186

Trading Symbol: VGZ
Toronto and NYSE Amex Equities Stock Exchange
NEWS

Vista Gold Corp. Announces Estimated Mineral Reserves of Two Million Ounces and Results of a Preliminary Feasibility Study at its Mt. Todd Gold Project, Northern Territory, Australia

Denver, Colorado, August 18, 2010 – Vista Gold Corp. (“Vista” or the “Company”) (TSX & NYSE Amex Equities: VGZ) is pleased to announce estimated proven and probable mineral reserves of two million ounces and the positive results of a Preliminary Feasibility Study (“PFS”) for the Batman deposit at the Company’s wholly-owned Mt. Todd gold project in Northern Territory, Australia.  The PFS was managed by TetraTech MM Inc. (“TetraTech”) of Golden, Colorado, which also undertook the resource modeling and estimation, geotechnical, environmental and site reclamation engineering and design. Mr. John Rozelle, PG, Manager of TetraTech’s Mineral Resource Division and Principal Geologist, an independent Qualified Person as defined by Canadian National Instrument 43-101 (“NI 43-101”), prepared or supervised the preparation of material on behalf of TetraTech.  Thomas Dyer, P.E., of Mine Development Associates, an independent Qualified Person as defined by NI 43-101, prepared or supervised the preparation of material on behalf of Mine Development Associates.  Mr. Rozelle and Mr. Dyer prepared or supervised the preparation of the information that forms the basis for the scientific and technical information disclosed herein and have reviewed this press release and have consented to its release.  The PFS study will be filed on SEDAR (at www.sedar.com) in its entirety within 45 days.  All dollar amounts in this press release are in US dollars unless otherwise noted.  Management plans to review the results of the PFS in a conference call, details of which are shown at the end of the press release.

The PFS base case (the “Base Case”) was evaluated using the three-year trailing average gold (Au) price of $950 per ounce. Mineral reserve estimates and production highlights from the Base Case are tabulated below.

Base Case Production Highlights
Base Case Reserves and Production Estimates at $950/ounce Au
Proven and Probable Mineral Reserves (at a 0.55 g Au/tonne cut-off)*(1)	60.05 million tonnes at 1.05 g Au/tonne
Contained Gold	2,026,000 ounces
Life of Mine Production	1,662,000 ounces
Average Annual Production (based on 8.86 year mine life)	187,500 ounces gold per year
Mining Rate	22.9 million tonnes per year
Mill Throughput Rate	18,500 tonnes per day
Stripping Ratio (waste:ore)	2.37
Mine Life	8.86 years

* Elevated cutoff grades were used to constrain the total estimated mineral reserve tonnes to the remaining tailings capacity while maximizing return.  In most areas, a cutoff grade of 0.55 g Au/tonne was used.  Select benches in the first two phases of mining used a cutoff grade of 0.60 g Au/tonne.

The PFS was completed using a foreign exchange rate of $0.85 = A$1.00 and incorporates mid-2010 costs.  The following table summarizes the Base Case economic results with a comparison to the Base Case sensitivity at a gold price of $1200 per ounce and a foreign exchange rate of $0.90 = A$1.00.

Summary of Base Case Economic Results
	$950/oz Au & $0.85/A$1.00	$1200/oz Au & $0.90/A$1.00
Average Cash Operating Cost ($ per oz Au produced)	$476	$493
Average Total Cash Production Costs ($ per oz Au produced)	$487	$507
Pre-Production Capital Cost:	$441,258,000	$459,820,000
Sustaining Capital Cost:	$32,981,000	$32,981,000
Internal Rate of Return	14.9% before tax 9.8% after tax	25.4% before tax 16.2% after tax
Cumulative Cash Flow (pre-tax)	$472,615,000	$848,724,000
Net Present Value at 5% discount (pre-tax)	$210,144,000	$487,156,000

In addition to the Base Case, Vista also studied a larger 30,000 tonnes per day case (the “Sensitivity Case”) using a gold price of $1200 per ounce.  The operating costs in the Sensitivity Case were completed to pre-feasibility level standards.  The mining capital costs are based on mid-2010 costs, while the process capital costs are based on late-2009 costs.  The capital costs for the tailings impoundment are factored from the Base Case, as were the water treatment and closure costs and do not meet the standards required for a preliminary feasibility study, however they are within the level of accuracy for a preliminary assessment. Vista intends to commission TetraTech to undertake further work to optimize and bring the Sensitivity Case to a preliminary feasibility level over the next few months. Highlights from the Sensitivity Case are tabulated below.

Sensitivity Case Production Highlights
Sensitivity Case Production Estimates at $950/ounce Au
In Pit Estimated Measured & Indicated Mineral Resources (at a 0.40 g Au/tonne cut-off)(2)	139.18 million tonnes at 0.87 g Au/tonne
Contained Gold	3,897,000 ounces gold
Life of Mine Production	3,196,000 ounces gold
Average Annual Production	251,600 ounces gold per year
Mining Rate	33.2 million tonnes per year
Mill Throughput Rate	30,000 tonnes per day
Stripping Ratio (waste:ore)	2.03
Mine Life	12.7 years

Sensitivity Case Economic Highlights
	$950/oz Au & $0.85/A$1.00	$1200/oz Au & $0.90/A$1.00
Average Cash Operating Cost ($ per oz Au produced)	$525	$545
Average Total Cash Production Costs ($ per oz Au produced)	$541	$563
Pre-Production Capital Cost:	$646,904,000	$677,113,000
Sustaining Capital Cost:	$230,951,000	$230,951,000
Internal Rate of Return	10.1% before tax, 6.2% after tax	21.0% before tax, 13.0% after tax
Cumulative Cash Flow (pre-tax)	$513,006,000	$1,219,408,000
Net Present Value at 5% discount (pre-tax)	$154,524,000	$631,027,000

Commenting on the positive Mt. Todd PFS, Fred Earnest, President and COO of Vista, stated, “We believe that the comprehensive program of work we have undertaken over the last four years has addressed the technical issues experienced by Pegasus, Mt. Todd’s prior owner.  It is our view that based on our improved understanding of the ore body, together with the selection of a proven milling process and equipment, the proposed re-opening of Mt. Todd will be technically, operationally and economically attractive at a conservative gold price of $950 per ounce and very attractive at current gold prices. The larger Sensitivity Case has good economics at current gold prices and we intend to optimize and upgrade this alternative to a pre-feasibility level study over the next few months.  If the proposed work confirms the Sensitivity Case results, we believe we may be able to double the project’s proven and probable mineral reserves estimates to approximately 3.5 to 4.0 million ounces.  Additionally, we believe there is significant potential to grow Mt. Todd’s mineral resource estimates through exploration on the project’s 160,878 hectares of exploration tenements.”

General

The Mt. Todd gold project mine site is located 230 km southeast of the port of Darwin and 56 km by road north-northeast of the regional center of Katherine. Katherine and Darwin are connected by a railroad and the Stuart Highway. An existing paved road connects the mine site to the Stuart Highway. Vista acquired the project in February 2006 for approximately $2.0 million, reaching agreements with Ferrier Hodgson, the Deed Administrators for Pegasus Gold Australia Pty Ltd., the government of the Northern Territory of Australia and the Jawoyn Association Aboriginal Corporation. Pegasus reported investing over $200 million to develop the Mt. Todd gold project mine and operated it from 1993 to 1997, when the Mt. Todd gold project was closed as a result of technical difficulties and low gold prices. The mine’s plant and most of the equipment were sold in June 2001 and removed from the mine, but the tailings facility, fresh water storage reservoir, natural gas pipeline (for power generation), and various buildings and useful foundations remain. Since acquiring the project in 2006, Vista has undertaken various studies and programs, including an initial Preliminary Economic Assessment (“PEA”) issued on December 29, 2006, an updated PEA issued on June 11, 2009, extensive sampling and diamond drilling (over 26,000 meters), an extensive metallurgical test program which included crushing and grinding, flotation and leach test work, mine design, as well as various preliminary engineering studies and cost estimates.

Mineral Resources and Reserves Estimates

The PFS is based on Vista’s updated gold mineral resource estimate for the Batman deposit as of June 11, 2009, which assumed a cutoff grade of 0.40 grams of gold per tonne. The resource estimate is detailed in the report "Mt. Todd Gold Project - Updated Preliminary Economic Assessment Report - Northern Territory, Australia" dated June 11, 2009 and is available on SEDAR at www.sedar.com.  The resources are tabulated below.

Resource Classification	Metric Tonnes (x1000)	Average Grade (grams/tonne)	Short Tons (x1000)	Average Grade (ounces/ton)	Contained Gold Ounces (x1000)
Measured (2)	52,919	0.91	58,333	0.026	1,543
Indicated (2)	138,020	0.81	152,139	0.024	3,581
Measured & Indicated (2)	190,939	0.84	210,472	0.024	5,125
Inferred (3)	94,008	0.74	103,625	0.022	2,244

The estimated measured and indicated mineral resources included in the table above includes 60.049 million tonnes of proven and probable reserves shown in the table of estimated proven and probable reserves below.
Mine Development Associates used the June 2009 resource model to develop an open pit mine design, including intermediate pits plans and production schedules.

The mineral reserve estimates prepared and reported by Mine Development Associates, under the supervision of Mr. Dyer, and using the June 2009 resource model at a gold price of $950 per ounce of gold and cut-off grade of 0.55* grams of gold per tonne are summarized in the following table.

Mt. Todd Proven & Probable Reserve Estimate
Reserve Classification	Metric Tonnes (x1000)	Average Grade (grams/tonne)	Short Tons (x1000)	Average Grade (ounces/ton)	Contained Gold Ounces (x1000)
Proven (1)	24,458	1.09	26,960	0.032	854
Probable (1)	35,591	1.02	39,232	0.030	1,172
Proven & Probable (1)	60,049	1.05	66,192	0.031	2,026

*Elevated cutoff grades were used to constrain the total reserve tonnes to the remaining tailings capacity while maximizing return.  In most areas, a cutoff grade of 0.55 g Au/tonne was used.  Select benches in the first two phases of mining used a cutoff grade of 0.60 g Au/tonne.

Capital and Operating Cost Estimate

Estimated life-of-mine average total cash production costs are projected to be $487 per ounce, with the highest costs occurring in the first five years of the project.  The latter half of the project life benefits from decreases in the required stripping.  Pre-production capital costs including contingency, owner's costs and working capital are estimated to be $441 million and sustaining capital over the life of the mine is estimated to be $33 million.  Post-operation reclamation costs are not included in the total capital costs, but are included in the cash flow analyses and return on investment calculations.

Mining

Vista plans to extract ore from the mine using conventional open pit mining equipment and techniques.  A waste mining fleet consisting of 180-tonne trucks and 21 m3 shovels has been selected to complement the 140-tonne truck and loader ore mining fleet.  The Company would be the owner and operator of the mining fleets and expects to enter into maintenance and repair contracts for the major mining equipment. In the Base Case, ore will be mined in three pit development phases over a period of 8.86 years.  Waste rock will be placed in a single waste dump and concurrent reclamation is planned for the lower benches of the dump.

Processing

Following an extensive review of the plant performance data from previous operators, it was clear to Vista that there were a number of key reasons why these operations were unsuccessful. As a result, Vista undertook mineralogical and metallurgical studies to fully understand the type of ore that would be treated over the life of the proposed mine. This was followed by laboratory test programs that evaluated the metallurgical process, proposed equipment and the expected performance and cost parameters. Vista believes that principal reasons that led to the previous operational failure were:

●
 Ore hardness - the plant built by the previous operator was poorly designed to handle the hard ore and failed to produce a satisfactory product or achieve design capacity. Vista tested and determined the expected ore hardness and then evaluated various combinations of equipment. The best combination of equipment involved primary and secondary crushing, tertiary crushing employing  high pressure grinding rolls (HPGR) followed by a large ball mill. The use of HPGR is expected to result in a product which significantly improves the efficiency of the grinding circuit. For the Base Case the circuit is very simple with a large primary gyratory crusher, a secondary cone crusher, a single HPGR unit and a single ball mill. HPGR technology is currently being successfully used by Newmont Mining Corporation, at Australia’s largest gold mine, the 20 million ounce Boddington mine in Western Australia. The circuit has been designed to reflect the results of leach tests that indicate that the optimum grind size should be 80% passing 100 mesh, coarser than used in previous operations.

●
Metallurgy – A number of metallurgical problems were encountered in the past, mostly related to copper minerals in the ore. Vista’s test program focused first on understanding the form and distribution of the copper minerals in the ore body and then on the best metallurgical approach to deal with the copper. In the mineralogical review it became apparent that the form of the copper minerals changes with depth. In the upper part of the ore body, mostly mined out by previous operators the copper existed mainly as secondary copper minerals such as chalcocite, bornite and covellite; these minerals are very soluble in cyanide which greatly increased the expense of leaching. The remaining ore contains mainly primary copper minerals like chalcopyrite which generally has a very minor effect on leaching and cyanide consumption. The tests Vista undertook on representative samples of the ore to be mined showed that whole ore leaching combined with a carbon-in-pulp recovery circuit yields acceptable recoveries of 82%.

The proposed plant for the Base Case will have a design capacity of 18,500 tonnes per day and has been designed to be simple, efficient and easy to maintain. The proposed flowsheet indicates that following grinding the slurried ore will be sized by cyclones, thickened, pre-aerated, and then leached in tanks prior to recovery in a hybrid carbon-in-pulp circuit.  Gold will be stripped from the carbon and precipitated in an electrowinning cell prior to refining into doré bars.  The tailings would be detoxified using the SO2/Air process and deposited in the existing tailings impoundment facility.

Further contributing to lower costs, the proposed project will self-generate power using low cost natural gas which can be supplied to the site via the existing natural gas pipeline.  The project also includes plans to produce lime from near-by limestone deposits, thereby significantly reducing the supply cost for this reagent.

Infrastructure

As a previously operated project, the Mt. Todd gold project site has existing infrastructure which includes: a fresh water storage reservoir with sufficient capacity to sustain the proposed operation, paved access roads, concrete foundations for some of the crushing circuit, a natural gas pipeline and an electrical power line.  Power will be generated on site using a gas-turbine generator which is included in the project capital. The power plant is designed to have excess capacity to meet higher loads during large equipment starting up.  Excess power during operations will be sold into the grid further reducing expected costs.  During the 9-year post-closure period, Vista intends to continue operating the natural gas turbine power generating plant.  Revenues derived from selling power to the grid during this period are expected to fund all of the reclamation activities.

Environmental

Both the Base Case and Sensitivity Case include engineering designs for the closure of the mine site following cessation of production.  The closure plan was designed to meet all requirements for long-term reclamation of the site and cost estimates include provisions for monitoring required under applicable law.

Economic Analysis

The Base Case economic analysis was completed using the three-year trailing average gold price of $950 per ounce and a foreign exchange rate of $0.85 = $A1.00.  Vista has also completed sensitivity analyses calculated at gold prices of $1000, $1100, $1200 and $1500 per ounce.  The $1200 and $1500 sensitivity analyses incorporate the current foreign exchange rate of $0.90 = A$1.00.  Estimated before and after tax economic results, showing the internal rate of return (IRR) and net present value at a 5% discount rate (NPV5%), cumulative cash flow and sensitivity to changes in gold price are shown in the following tables.

Before–Tax Economic Results
Gold Price Scenario	Before Tax IRR (%)	Before Tax NPV5% ($ 000’s)	Before Tax Cumulative Cash Flow ($ 000’s)
Base Case $950 Gold Price	14.9%	$ 210,144	$ 472,615
$1000 Gold Price	17.5%	$ 272,260	$ 554,865
$1100 Gold Price	22.6%	$ 396,494	$ 719,366
$1200 Gold Price	25.4%	$ 487,156	$ 848,724
$1500 Gold Price	39.3%	$ 859,856	$ 1,342,227

After-Tax Economic Results
Gold Price Scenario	After Tax IRR (%)	After Tax NPV5% ($ 000’s)	After Tax Cumulative Cash Flow ($ 000’s)
Base Case $950 Gold Price	9.8%	$ 71,127	$ 252,490
$1000 Gold Price	11.4%	$ 100,497	$ 207,598
$1100 Gold Price	14.5%	$ 158,192	$ 359,190
$1200 Gold Price	16.2%	$ 198,827	$ 418,218
$1500 Gold Price	23.9%	$ 359,612	$ 624,317

Mike Richings, Executive Chairman and CEO of Vista added the followings comments, “We are very pleased with the results of the Mt. Todd gold project PFS.  We believe we have demonstrated that development of the Mt. Todd gold project can generate value that is a multiple of Vista’s current market capitalization for a project we acquired for less than three million dollars.  This once again underscores the benefits of Vista’s historic value-based acquisition strategy to acquire discovered gold projects and to hold them for higher gold prices. In 2007, we created significant value for our shareholders through the spin-out of Allied Nevada Gold Corp. and we are once again posed to take advantage of high current gold prices to generate additional value for shareholders through development or execution of other strategic alternatives for the Mt. Todd gold project.”

Exploration Potential

Vista controls a large land package (160,878 hectares) of Exploration Tenements surrounding the Mt. Todd gold project. As previously announced by the Company, Vista’s geologists have identified four new exploration targets at the Mt. Todd gold project that are now being followed up on through additional sampling and testing.  Of note, at the target identified as MSTS-4, rock chip sampling, in an area with limited exposure, returned a 25.0 g/t gold sample from a small outcrop of fault breccia.  Further sampling returned 23.0 g/t and 7.7 g/t gold assays in vein and breccias located 15 meters and 50 meters, respectively, north of the original sample.   Due to the sparse outcrop, the orientation and thickness of the mineralized zone is not currently known.  A soil sampling program over the area has recently been completed on a 20 meter grid.  The survey returned a strong coherent gold anomaly approximately 400 meters in diameter with coincident anomalous base metals and arsenic.  The Company plans to conduct diamond core drilling in the area of this target later this year.

Management Conference Call

A conference call with management to review the Mt. Todd gold project preliminary feasibility results is scheduled on Monday, August 23, 2010, at 4:00 p.m. ET.

Toll-free in North America:  1-866-443-4188
International:  1-416-849-6196

This call will also be web-cast and can be accessed at the following web location:

http://www.snwebcastcenter.com/event/?event_id=1075

This call will be archived and available at www.vistagold.com after August 23, 2010.  Audio replay will be available for three weeks by calling in North America:  1-866-245-6755, passcode 59130.

If you are unable to access the audio or phone-in on the day of the conference call, please feel free to email questions to Connie Martinez, Manager - Investor Relations, (email: connie@vistagold.com) and we will try to address these questions prior to or during the conference call.

About Vista Gold Corp.

Vista is focused on the development of the Paredones Amarillos gold project in Baja California Sur, Mexico, and the Mt. Todd gold project in Northern Territory, Australia, to achieve its goal of becoming a gold producer. Vista’s other holdings include the Guadalupe de los Reyes gold project in Mexico, the Yellow Pine gold project in Idaho, the Awak Mas gold project in Indonesia, and the Long Valley gold project in California. For more information about our projects, including technical studies and resource estimates, please visit our website at www.vistagold.com.

(1)           Cautionary Note to U.S. Investors concerning estimates of Reserves: This press release and the PFS referred to in this press release use the term “Proven and Probable Reserves” and “Mineral Reserves”. We advise U.S. investors that while these terms are defined in and required by Canadian regulations, such definitions differ from the definitions in U.S. Securities and Exchange Commission (“SEC”) Industry Guide 7.  Under SEC Industry Guide 7 standards, a "final" or "bankable" feasibility study is required to report reserves, the three-year historical average price is used in any reserve or cash flow analysis to designate reserves and the primary environmental analysis or report must be filed with the appropriate governmental authority.  U.S. investors are cautioned not to assume that any part or all of mineral deposits in this category will ever be converted into SEC Industry Guide 7 reserves.

(2)       Cautionary Note to U.S. Investors concerning estimates of Measured and Indicated Resources: This press release and the PEA referred to in this press release use the terms “Measured Resources”, “Indicated Resources” and “Measured & Indicated Resources.” We advise U.S. investors that while these terms are defined in and required by Canadian regulations, these terms are not defined terms under SEC Industry Guide 7 and are normally not permitted to be used in reports and registration statements filed with the SEC. The SEC normally only permits issuers to report mineralization that does not constitute SEC Industry Guide 7 compliant “reserves” as in-place tonnage and grade without reference to unit measures.  The term “contained gold ounces” used in this press release is not permitted under the rules of the SEC.  U.S. investors are cautioned not to assume that any part or all of mineral deposits in these categories will ever be converted into SEC Industry Guide 7 reserves.

(3)       Cautionary Note to U.S. Investors concerning estimates of Inferred Resources: This press release and the PEA referred to in this press release use the term “Inferred Resources”. We advise U.S. investors that while this term is defined in and required by Canadian regulations, this term is not a defined term under SEC Industry Guide 7 and is normally not permitted to be used in reports and registration statements filed with the SEC. “Inferred Resources” have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an Inferred Resource will ever be upgraded to a higher category.  The SEC normally only permits issuers to report mineralization that does not constitute SEC Industry Guide 7 compliant “reserves” as in-place tonnage and grade without reference to unit measures.  The term “contained gold ounces” used in this press release is not permitted under the rules of the SEC.  U.S. investors are cautioned not to assume that any part or all of an Inferred Resource exists or is economically or legally minable.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Securities Act of 1933, as amended, and U.S. Securities Exchange Act of 1934, as amended, and forward-looking information within the meaning of Canadian securities laws.  All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Vista expects or anticipates will or may occur in the future, including such things as the production and economic analysis and forecasts, estimates of mineral reserves and resources, the conversion of inferred resources to measured and indicated resources, the conversion of mineral resources to mineral reserves, life of mine estimates, the potential for gold resources in the Batman deposit and other targets within the Mt. Todd gold project, the waste-to-ore ratio at the Mt. Todd gold project, the successful completion of a metallurgical testing program at the Mt. Todd gold project, the completion of a Mt. Todd pre-feasibility study for the Sensitivity Case, future gold prices, future U.S.-to-Australian dollar exchange rates, the improved efficiencies of high pressure grinding roll technology, the effect of copper on leaching at the Mt. Todd gold project, operating efficiencies at the Mt. Todd gold project, revenues from the future sale of electricity generated at the Mt. Todd into the grid and the use of those revenues to cover reclamation costs, the recovery of lime from lime-stone deposits at the Mt. Todd gold project, the favorable effects of Mt. Todd gold project economics, the Base Case and Sensitivity Case production and economic highlights, favorable effects of Mt. Todd project economics and Vista’s ability to add value in a cost-effective manner, the estimated operating and capital costs and the cash flow analysis and sensitivity analysis in the Mt. Todd Preliminary Economic Assessment and the Mt. Todd Preliminary Feasibility Study, and anticipated processing capacity and tailings management and other such matters are forward-looking statements and forward-looking information.  When used in this press release, the words “optimistic”, “potential”, “indicate”, “expect”, “intend”, “hopes,” “believe,” “may,” “will,” “if, “anticipate” and similar expressions are intended to identify forward-looking statements and forward-looking information.  These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Vista to be materially different from any future results, performance or achievements expressed or implied by such statements.  Such factors include, among others, uncertainty of reserve and resource estimates, estimates of results based on such reserve and resource and reserve estimates; risks relating to completing metallurgical testing and scheduling for a pre-feasibility study on the Sensitivity Case; risks relating to cost increases for capital and operating costs including cost of power; risks relating to delays at the Mt. Todd gold project; risks related to decreased efficiencies from the high pressure grinding roll technology, risks related to copper affecting the leaching at the Mt. Todd gold project, risks related to the generation and sale of electricity produced at the Mt. Todd gold project to cover reclamation costs, risks related to the ability to economically recover lime from lime-stone deposits at the Mt. Todd gold project, risks of shortages and fluctuating costs of equipment or supplies; risks relating to fluctuations in the price of gold; the inherently hazardous nature of mining-related activities; potential effects on Vista’s operations of environmental regulations in the countries in which it operates; risks due to legal proceedings; risks relating to political and economic instability in certain countries in which it operates; risks related to repayment of debt; risks related to increased leverage and uncertainty of being able to raise capital on favorable terms or at all; as well as those factors discussed under the headings “Uncertainty of Forward-Looking Statements” and “Risk Factors” in Vista’s latest Annual Report on Form 10-K as filed on March 16, 2010, and Quarterly Report on Form 10-Q, as filed August 6, 2010, and other documents filed with the U.S. Securities and Exchange Commission and Canadian securities commissions.  Although Vista has attempted to identify important factors that could cause actual results to differ materially from those described in forward-looking statements and forward-looking information, there may be other factors that cause results not to be as anticipated, estimated or intended.  Except as required by law, Vista assumes no obligation to publicly update any forward-looking statements or forward-looking information; whether as a result of new information, future events or otherwise.

Without limiting the foregoing, this press release uses terms that comply with reporting standards in Canada and certain estimates are made in accordance with NI 43-101. NI 43-101 is a rule developed by the Canadian Securities Administrators that establishes standards for all public disclosures an issuer makes of scientific and technical information concerning mineral projects.  All mineral resource and reserve estimates contained in this press release, including the terms “measured mineral resources,” “indicated mineral resources”, “inferred mineral resources”, “proven mineral reserves” and “probable mineral reserves” have been prepared in accordance with NI 43-101, and these standards differ significantly from the requirements of the SEC.  The resource and reserve information contained in this press release is not comparable to similar information disclosed by U.S. companies.  See the Cautionary Notes to U.S. Investors above.

For further information, please contact Connie Martinez at (720) 981-1185, or visit the Vista Gold Corp. website at www.vistagold.com